SECTION I

CODE OF ETHICS

FOR

JENNISON ASSOCIATES LLC

This Code of Ethics (“Code”), as well as Section II, III and IV that follow, sets forth rules, regulations and standards of professional conduct for the employees of Jennison Associates LLC
(hereinafter referred to as “Jennison or the Company”). Jennison expects that all employees will adhere to this code without exception.

The Code incorporates aspects of ethics policies of Prudential Financial Inc. (“Prudential”), as well as additional policies specific to Jennison Associates LLC. Although not part of this Code, all
Jennison employees are also subject to Prudential’s “Making the Right Choices” and “Statement of
Policy Restricting Communication and the Use of Issuer-Related Information by Prudential Investment
Associates’ (“Information Barrier Policy”) policies and procedures. These policies can also be found by clicking on Jennison’s Compliance intranet website (http://buzz/jennonline/DesktopDefault.aspx).

1. STANDARDS OF PROFESSIONAL CONDUCT POLICY STATEMENT

It is Jennison’s policy that its employees must adhere to the highest ethical standards when discharging their investment advisory duties to our clients or in conducting general business activity on behalf of Jennison in every possible capacity, such as investment management, administrative, dealings with vendors, confidentiality of information, financial matters of every kind, etc. Jennison, operating in its capacity as a federally registered investment adviser, has a fiduciary responsibility to render professional, continuous, and unbiased investment advice to its clients. Furthermore, ERISA and the federal securities laws define an investment advisor as a fiduciary who owes their clients a duty of undivided loyalty, who shall not engage in any activity in conflict with the interests of the client. As a fiduciary, our personal and corporate ethics must be above reproach. Actions, which expose any of us or the organization to even the appearance of an impropriety, must not occur. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing when discharging their investment management responsibilities. It is a fundamental principle of this firm to ensure that the interests of our clients come before those of Jennison or any of its employees. Therefore, as an employee of Jennison, we expect you to uphold these standards of professional conduct by not taking inappropriate advantage of your position, such as using information obtained as a Jennison employee to benefit yourself or anyone else in any way. It is particularly important to adhere to these standards when engaging in personal securities transactions and maintaining the confidentiality of information concerning the identity of security holdings and the financial circumstances of our clients. Any investment advice provided must be unbiased, independent and confidential. It is extremely important to not violate the trust that Jennison and its clients have placed in its employees.

The prescribed guidelines and principles, as set forth in the policies that follow, are designed to reasonably assure that these high ethical standards long maintained by Jennison continue to be applied and to protect Jennison’s clients by deterring misconduct by its employees. The rules prohibit certain activities and personal financial interests as well as require disclosure of personal investments and related business activities of all supervised persons, includes directors, officers and employees, and others who provide advice to and are subject to the supervision and control of Jennison. The procedures that follow will assist in reasonably ensuring that our clients are protected from employee misconduct and that our employees do not violate federal securities laws. All employees of Jennison are expected to follow these procedures so as to ensure that these ethical standards, as set forth herein, are maintained and followed without exception. These guidelines and procedures are intended to maintain the excellent name of our firm, which is a direct reflection of the conduct of each of us in everything we do.

Jennison's continued success depends on each one of us meeting our obligation to perform in an ethical manner and to use good judgment at all times. All employees have an obligation and a responsibility to conduct business in a manner that maintains the trust and respect of fellow Jennison employees, our customers, shareholders, business colleagues, and the general public. You are required to bring any knowledge of possible or actual unethical conduct to the attention of management.
Confidentiality will be protected insofar as possible, with the assurance that there will be no adverse consequences as a result of reporting any unethical or questionable behavior. If you have any knowledge of or suspect anyone is about to engage in unethical business activity that either violates any of the rules set forth herein, or simply appears improper, please provide such information to either the
Chief Compliance Officer or senior management through the Jennison Financial Reporting Concern
Mailbox located on the Risk Management webpage. Emails sent in this manner anonymously. The default setting is set to display your email address, so if you prefer the email to be anonymous, please be sure to check the appropriate box. If you choose not to report your concerns anonymously, you should be aware that Jennison has strict policies prohibiting retaliation against employees who report ethical concerns.

Jennison employees should use this Code, as well as the accompanying policies and procedures that follow, as an educational guide that will be complemented by Jennison’s training protocol.

Each Jennison employee has the responsibility to be fully aware of and strictly adhere to the
Code of Ethics and the accompanying policies that support the Code. It should be noted that because ethics is not a science, there may be gray areas that are not covered by laws or regulations. Jennison and its employees will nevertheless be held accountable to such standards. Individuals are expected to seek assistance for help in making the right decision.

If you have any questions as to your obligation as a Jennison employee under either the Code or any of the policies that follow, please contact the Compliance Department.

2.	CONFIDENTIAL INFORMATION

Employees may become privy to confidential information (information not generally available to the public) concerning the affairs and business transactions of Jennison, companies researched by us for investment, our present and prospective clients, client portfolio transactions (executed, pending or contemplated) and holdings, suppliers, officers and other staff members. Confidential information also includes trade secrets and other proprietary information of the Company such as business or product plans, systems, methods, software, manuals and client lists. Safeguarding confidential information is essential to the conduct of our business. Caution and discretion are required in the use of such information and in sharing it only with those who have a legitimate need to know (including other employees of Jennison and clients).

	A)	PERSONAL USE:

Confidential information obtained or developed as a result of employment with the
Company is not to be used or disclosed for the purpose of furthering any private interest or as a means of making any personal gain. Unauthorized or disclosure of such information (other than as described above) could result in civil or criminal penalties against the Company or the individual responsible for disclosing such information.

Further guidelines pertaining to confidential information are contained in the “Policy Statement on Insider Trading” (Set forth in Section II dedicated specifically to Insider Trading).

	B)	RELEASE OF CLIENT INFORMATION:

All requests for information concerning a client (other than routine inquiries), including requests pursuant to the legal process (such as subpoenas or court orders) must be promptly referred to the Chief Compliance Officer, or Legal Department. No information may be released, nor should the client involved be contacted, until so directed by either the Chief
Compliance Officer, or Legal Department.

In order to preserve the rights of our clients and to limit the firm’s liability concerning the release of client proprietary information, care must be taken to:

--	Limit use and discussion of information obtained on the job to normal business activities.

--	Request and use only information that is related to our business needs.

--	Restrict access to records to those with proper authorization and legitimate business needs.

--	Include only pertinent and accurate data in files, which are used as a basis for taking action or making decisions.

3.	CONFLICTS OF INTEREST

You should avoid actual or apparent conflicts of interest – that is, any personal interest inside or outside the Company, which could be placed ahead of your obligations to our clients, Jennison
Associates or Prudential. Conflicts may exist even when no wrong is done. The opportunity to act improperly may be enough to create the appearance of a conflict.

We recognize and respect an employee’s right of privacy concerning personal affairs, but we must require a full and timely disclosure of any situation, which could result in a conflict of interest, or even the appearance of a conflict. The Company, not by the employee involved, will determine the appropriate action to be taken to address the situation.

To reinforce our commitment to the avoidance of potential conflicts of interest, the following rules have been adopted, that prohibit you from engaging in certain activities without the pre-approval from the Chief Compliance Officer:

A)	YOU MAY NOT, without first having secured prior approval, serve as a director, officer, employee, partner or trustee – nor hold any other position of substantial interest – in any outside business enterprise. You do not need prior approval, however, if the following three conditions are met: one, the enterprise is a family firm owned principally by other members of your family; two, the family business is not doing business with Jennison or Prudential and is not a securities or investment related business; and three, the services required will not interfere with your duties or your independence of judgment. Significant involvement by employees in outside business activity is generally unacceptable. In addition to securing prior approval for outside business activities, you will be required to disclose all relationships with outside enterprises annually.

Jennison’s policy on participation in outside business activities deals only with positions in business enterprises. It does not affect Jennison’s practice of permitting employees to be associated with governmental, educational, charitable, religious or other civic organizations.
These activities may be entered into without prior consent, but must still be disclosed on an annual basis.

NOTE: Jennison employees that are Registered Representatives of Prudential Investment
Management Services, LLC (“PIMS”) must also comply with the policies and procedures set forth in the PIMS Compliance Manual. All registered representatives of PIMS must secure prior approval before engaging in any outside business activities as outlined in Jennison’s Written
Supervisory Procedure on Outside Business Activities which is available via Jennison’s
Compliance intranet website.

B)	YOU MAY NOT act on behalf of Jennison in connection with any transaction in which you have a personal interest.

C)	YOU MAY NOT, without prior approval, have a substantial interest in any outside business which, to your knowledge, is involved currently in a business transaction with
Jennison or Prudential, or is engaged in businesses similar to any business engaged in by
Jennison. A substantial interest includes any investment in the outside business involving an amount greater than 10 percent of your gross assets, or involving a direct or indirect ownership interest greater than 2 percent of the outstanding equity interests. You do not need approval to invest in open-ended registered investment companies such as investments in mutual funds and similar enterprises that are publicly owned.

	D)	YOU MAY NOT, without prior approval, engage in any transaction involving the purchase of products and/or services from Jennison, except on the same terms and conditions as they are offered to the public. Plans offering services to employees approved by the Board of
Directors are exempt from this rule.

	E)	YOU MAY NOT, without prior approval, borrow an amount greater than 10% of your gross assets, on an unsecured basis from any bank, financial institution, or other business that, to your knowledge, currently does business with Jennison or with which Jennison has an outstanding investment relationship.

	F)	YOU MAY NOT favor one client account over another client account or otherwise disadvantage any client in any dealings whatsoever to benefit either yourself, Jennison or another third-party client account.

	G)	YOU MAY NOT, as result of your status as a Jennison employee, take advantage of any opportunity that your learn about or otherwise personally benefit from information you have obtained as an employee that would not have been available to you if you were not a
Jennison employee.

4.	OTHER BUSINESS ACTIVITIES

	A)	ISSUES REGARDING THE RETENTION OF SUPPLIERS: The choice of
our suppliers must be based on quality, reliability, price, service, and technical advantages.

	B)	GIFTS: Jennison employees and their immediate families should not solicit, accept, retain or provide any gifts or entertainment which might influence decisions you or the recipient must make in business transactions involving Jennison or which others might reasonably believe could influence those decisions. Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions.

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Examples of such gifts are those received as normal business entertainment (i.e., meals or golf games); non-cash gifts of nominal value (such as received at Holiday time); gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held as approved by the Company. Entertainment, which satisfies these requirements and conforms to generally accepted business practices, also is permissible. Please reference Jennison
Associates’ Gifts and Entertainment Policy and Procedures located on Compliance web page of
Jennison Online for a more detailed explanation of Jennison’s policy towards gifts and entertainment.

	C)	IMPROPER PAYMENTS – KICKBACKS: In the conduct of the Company’s business, no bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants.

D)	BOOKS, RECORDS AND ACCOUNTS: The integrity of the accounting records of the Company is essential. All receipts and expenditures, including personal expense statements must be supported by documents that accurately and properly describe such expenses.
Staff members responsible for approving expenditures or for keeping books, records and accounts for the Company are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of the Company are maintained in reasonable detail, reflecting accurately and fairly all transactions of the Company including the disposition of its assets and liabilities. The falsification of any book, record or account of the Company, the submission of any false personal expense statement, claim for reimbursement of a non-business personal expense, or false claim for an employee benefit plan payment are prohibited. Disciplinary action will be taken against employees who violate these rules, which may result in dismissal.

E)	LAWS AND REGULATIONS: The activities of the Company must always be in full compliance with applicable laws and regulations. It is the Company’s policy to be in strict compliance with all laws and regulations applied to our business. We recognize, however, that some laws and regulations may be ambiguous and difficult to interpret. Good faith efforts to follow the spirit and intent of all laws are expected. To ensure compliance, the Company intends to educate its employees on laws related to Jennison’s activities, which may include periodically issuing bulletins, manuals and memoranda. Staff members are expected to read all such materials and be familiar with their content. For example, it would constitute a violation of the law if Jennison or any of its employees either engaged in or schemed to engage in: i) any manipulative act with a client; or ii) any manipulative practice including a security, such as touting a security to anyone or the press and executing an order in the opposite direction of such recommendation. Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Jennison’s Code of Ethics, as well as the company’s expectations regarding appropriate behavior of its employees. Employees are prohibited from knowingly circulating or improperly influencing any person or entity with false rumors or sensational information with the intent to manipulate securities prices or markets.

This policy is not intended to discourage or prohibit appropriate communications between employees of Jennison and other market participants and trading counterparties. Please consult with the Chief Compliance Officer or Chief Legal Officer if you have questions about the appropriateness of any communications.

Other scenarios and the policies that address other potential violations of the law and conflicts of interest are addressed more fully in Jennison’s compliance program and the policies adopted to complement that program which reside on the Jennison Online intranet at
(http://buzz/JennOnline/DesktopDefault.aspx)

F)	OUTSIDE ACTIVITIES & POLITICAL AFFILIATIONS: Jennison
Associates does not contribute financial or other support to political parties or candidates for public office except where lawfully permitted and approved in advance in accordance with procedures adopted by Jennison’s Board of Directors. Employees may, of course, make political contributions, but only on their own behalf; the Company for such contributions will not reimburse them. However, employees may not make use of company resources and facilities in furtherance of such activities, e.g., mail room service, facsimile, photocopying, phone equipment and conference rooms.

Legislation generally prohibits the Company or anyone acting on its behalf from making an expenditure or contribution of cash or anything else of monetary value which directly or indirectly is in connection with an election to political office; as, for example, granting loans at preferential rates or providing non-financial support to a political candidate or party by donating office facilities. Otherwise, individual participation in political and civic activities conducted outside of normal business hours is encouraged, including the making of personal contributions to political candidates or activities.

Employees are free to seek and hold an elective or appointive public office, provided you do not do so as a representative of the Company. However, you must conduct campaign activities and perform the duties of the office in a manner that does not interfere with your responsibilities to the firm.

5.	COMPLIANCE WITH THE CODE & CONSEQUENCES IF VIOLATION
OCCURS

Each year all employees will be required to complete a form certifying that they have read this policy, understand their responsibilities, and are in compliance with the requirements set forth in this statement.

This process should remind us of the Company’s concern with ethical issues and its desire to avoid conflicts of interest or their appearance. It should also prompt us to examine our personal circumstances in light of the Company’s philosophy and policies regarding ethics.

Jennison employees will be required to complete a form verifying that they have complied with all company procedures and filed disclosures of significant personal holdings and corporate affiliations.

Please note that both the Investment Advisers Act of 1940, as amended, and ERISA both prohibit investment advisers (and its employees) from doing indirectly that which they cannot do directly. Accordingly, any Jennison employee who seeks to circumvent the requirements of this Code of
Ethics and any of the policies that follow, or otherwise devise a scheme where such activity would result in a violation of these policies indirectly will be deemed to be a violation of the applicable policy and will be subject to the full impact of any disciplinary action taken by Jennison as if such policies were violated directly.

It should be further noted that, and consistent with all other Jennison policies and procedures, failure to uphold the standards and principles as set forth herein, or to comply with any other aspect of these policies and procedures will be addressed by Legal and Compliance. Jennison reserves the right to administer whatever disciplinary action it deems necessary based on the facts, circumstances and severity of the violation or conflict. Disciplinary action can include termination of employment.

6.	DISCLOSURE REQUIREMENTS

The principles set forth in this Code of Ethics and the policies and procedures that follow will be included in Jennison’s Form ADV, which shall be distributed or offered to Jennison’s clients annually, in accordance with Rule 204-3 of the Investment Advisers Act of 1940.